Exhibit 99.1

Favor Sea Limited Announces Proposed Offering of Guaranteed Senior Notes

HARBIN, China, November 14, 2013 /PRNewswire/ — China XD Plastics Company Limited (NASDAQ: CXDC or “the Company”), one of China’s specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced that its wholly owned subsidiary, Favor Sea Limited (the “Issuer”), intends to offer guaranteed senior notes (the “Notes”). The Notes will be guaranteed on a senior basis by the Company and Xinda Holding (HK) Company Limited (the “Subsidiary Guarantor”). The Notes will be secured by a pledge of the shares of the Issuer held by the Company and a pledge of the shares of the Subsidiary Guarantor held by the Issuer.

The Notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The securities referred to herein have not been and will not be registered under the Securities Act, or any state securities laws of the United States or elsewhere, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and applicable state securities laws of the United States.

This press release does not constitute or form a part of any offer or solicitation to purchase or subscribe for or purchase the notes or any other securities in the United States or any jurisdiction in which such offer or solicitation or sale would be unlawful. A rating is not a recommendation to buy, sell or hold any securities and may be subject to suspension, reduction or withdrawal at any time by the relevant ratings agency. It is not an offer, recommendation or solicitation to buy or sell any securities, nor is it an official confirmation of terms.